Woodward Reports First Quarter Fiscal Year 2013 Results

FORT COLLINS, CO -- (Marketwire - January 22, 2013) - Woodward, Inc. (NASDAQ: WWD) today reported financial results for its first quarter of fiscal year 2013. (All per share amounts are presented on a fully diluted basis.)

First Quarter Fiscal 2013 Highlights

  Net sales for the first quarter of 2013 were $408.3 million, compared to $407.9 million in the first quarter of last year.
  Earnings per share were $0.39 in the first quarter of 2013 compared to $0.40 in the first quarter of last year.
  Total EBIT(1) for the quarter was $44.9 million compared to $46.4 million in the first quarter of the prior year, a decrease of 3 percent.
  Free cash flow(2) for the first quarter of 2013 was $10.1 million, an increase of $25.0 million from a net outflow of $14.9 million in the first quarter of the prior year.

"Sales in the first quarter of fiscal 2013 were affected by both normal seasonal ordering patterns and increased fiscal and economic volatility," said Thomas A. Gendron, Chairman and Chief Executive Officer. "While global fiscal challenges during the coming year may have a substantial impact on 2013, we continue to expect improved results for the remainder of the year."

Net sales for the fiscal 2013 first quarter were $408.3 million, compared to $407.9 million for the 2012 first quarter.

EBIT was $44.9 million for the first quarter of 2013 compared to $46.4 million for the first quarter of 2012. The current quarter EBIT was primarily impacted by continuing investments in Aerospace manufacturing capacity and capability, as well as acquisition costs, offset by decreased variable compensation. Foreign currency exchange rates had a negative impact of approximately $2 million on EBIT for the quarter.

Net earnings for the 2013 first quarter were $27.4 million or $0.39 per share compared to $28.4 million, or $0.40 per share in the 2012 first quarter.

On December 28, 2012, Woodward acquired from GE Aviation Systems the hydraulic thrust reverser actuation systems business located in Duarte, California (the "Duarte Business") for approximately $200 million in cash. The Duarte Business, which has been consolidated into Woodward's Aerospace segment, had no impact on net sales, EBIT or net earnings for the first quarter of 2013.

Quarterly Segment Results

Aerospace

Aerospace net sales for the first quarter of fiscal 2013 were $211.4 million, an increase of 9 percent from $193.2 million for the first quarter a year ago. Segment earnings for the first quarter of 2013 were $31.6 million compared to $27.1 million for the same quarter a year ago, an increase of 17 percent. Segment earnings as a percent of segment net sales were 14.9 percent this quarter compared to 14.0 percent in the same quarter of the prior year.

The sales increase was due to commercial OEM sales and strong military aftermarket sales. Segment earnings were positively impacted by the higher sales volumes and lower variable compensation, partially offset by expenses associated with improved manufacturing capacity and capability.

Energy

Energy net sales for the first quarter of fiscal 2013 were $197.0 million, a decrease of 8 percent from $214.7 million for last year's first quarter. Segment earnings for the first quarter were $23.9 million, compared to $26.7 million for last year's first quarter. Segment earnings as a percent of segment net sales were 12.1 percent this quarter compared to 12.4 percent in the same quarter of the prior year.

Strong sales of compressed natural gas systems were offset by a significant decrease in wind turbine converter sales in North America and softness in other reciprocating engine and industrial turbine systems sales. Segment earnings were primarily impacted by the decreased sales volume partially offset by reduced variable compensation and improved pricing.

Nonsegment

Nonsegment expenses totaled $10.6 million for the first quarter of fiscal 2013, compared to $7.4 million for the same quarter last year. Nonsegment expenses were 2.6 percent of consolidated net sales for the first quarter of 2013, up from 1.8 percent of consolidated net sales for the same quarter of the prior year. Nonsegment expenses for the quarter were primarily impacted by acquisition costs for the Duarte Business.

Cash Flow and Financial Position

Net cash generated from operating activities was $40.0 million for the first quarter of 2013, compared to $2.3 million for the prior year quarter primarily the result of cash inflows from strong sales in the fourth quarter of fiscal 2012. Free cash flow for the first quarter of 2013 was $10.1 million compared to a net outflow of $14.9 million for the first quarter of 2012, an increase of $25.0 million. Capital expenditures for the first quarter of 2013 were $29.9 million compared with $17.3 million in the same quarter of 2012.

Total debt was $590.0 million at December 31, 2012 and reflects new debt in the quarter of $200.0 million used to finance the acquisition of the Duarte Business. Excluding this new debt, total debt declined to $390.0 million at December 31, 2012 from $392.2 million at September 30, 2012.

Outlook

"Overall economic uncertainty continues to impact the markets we serve. We still see market share growth in our Aerospace segment, while in our Energy segment, growth in natural gas is being offset by the significant decline in the wind turbine market," said Mr. Gendron. "Including our recent acquisition, we now anticipate that fiscal 2013 sales will be between $1.9 billion and $2.0 billion, and earnings per share will be between $2.22 and $2.42 per share, including approximately a $0.07 per share effect of the fiscal year 2012 retroactive impact of the U.S. research and experimentation credit for fiscal 2013 that will be recognized in the second fiscal quarter of this year."

Non- U.S. GAAP Financial Measures: EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization) and free cash flow are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT to evaluate Woodward's operating performance without the impacts of financing and tax related considerations. Management uses EBITDA in evaluating Woodward's operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management uses free cash flow, which is derived from net cash provided by operating activities less payments for property, plant, and equipment, in reviewing the financial performance of Woodward's various business segments and evaluating cash generation levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT and EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management's calculations of EBIT, EBITDA and free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

(1) EBIT is defined as net earnings before interest and taxes.
(2) Free cash flow is derived from net cash provided by operating activities less payments for property, plant, and equipment.

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EST, January 22, 2013 to provide an overview of the financial performance for the first quarter, business highlights, and outlook for fiscal 2013. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-866-814-8482 (domestic) or 1-703-639-1372 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 1602558. An audio replay will be available by telephone from 7:30 p.m. EST on January 22, 2013 until 11:59 p.m. EST on January 27, 2013. The telephone number to access the replay is 1-888-266-2081 (domestic) or 1-703-925-2533 (international), reference access code 1602558.

A webcast presentation will be available on the website by clicking the Investors tab, then the Calendar of Events menu selection and associated webcast link. The call and presentation will remain accessible at the website for 14 days.

About Woodward, Inc.

Woodward is an independent designer, manufacturer, and service provider of control solutions for the aerospace and energy markets. Our aerospace systems and components optimize the performance of fixed wing and rotorcraft platforms in the commercial, business and military aircraft, ground vehicles and other equipment. Our energy-related systems and components enhance the performance of industrial gas and steam turbines, reciprocating engines, compressors, wind turbines, electrical grids and other energy-related industrial equipment. The company's innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer cleaner, more reliable and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com.

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding future sales, earnings, liquidity, relative profitability, and the impact of economic conditions and downturns on Woodward. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, a decline in business with, or financial distress of, our significant customers; instability in the financial markets, sovereign credit rating downgrades and uncertainty surrounding European sovereign and other debt defaults, or other prolonged unfavorable economic and other industry conditions; Woodward's ability to obtain financing, on acceptable terms or at all; Woodward's long sales cycle and implementation period of some of our products and services; Woodward's ability to implement and realize the intended effects of restructuring efforts; Woodward's ability to successfully manage competitive factors; Woodward's ability to manage expenses while responding to sales increases or decreases; the ability of Woodward's subcontractors and suppliers to meet their obligations; the success of, or expenses associated with, Woodward's product development activities; Woodward's ability to integrate acquisitions and manage costs related thereto; Woodward's debt obligations, debt service requirements and ability to operate its business and pursue its business strategies in light of restrictive covenants in its outstanding debt agreements; risks related to U.S. Government contracting activities; reductions in defense sales due to a decrease in the amount of U.S. Federal defense spending; future impairment charges resulting from changes in the estimates of fair value of reporting units or of long-lived assets; future subsidiary results or changes in domestic and international tax statutes; environmental liabilities; Woodward's continued access to a stable workforce and favorable labor relations; the geographical location of a significant portion of our Aerospace business in California, which historically has been susceptible to natural disasters; Woodward's ability to successfully manage regulatory, tax and legal matters; liabilities that may result from legal and regulatory proceedings, inquiries, or investigations by private or U.S. Government persons or entities; risks from operating internationally including the impact on reported earnings from fluctuations in foreign currency exchange rates; fair value of defined benefit plan assets and assumptions used in determining Woodward's retirement pension and other postretirement benefit obligations and related expenses, and other risk factors described in Woodward's Annual Report on Form 10-K for the year ended September 30, 2012 and any subsequently filed Quarterly Report on Form 10-Q.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                                                    Three-Months Ended
                                                       December 31,
                                               ----------------------------
(Unaudited - in thousands except per share
 amounts)                                           2012           2011
                                               -------------  -------------

Net sales                                      $     408,339  $     407,896
                                               -------------  -------------
Costs and expenses:
  Cost of goods sold                                 289,573        284,410
  Selling, general, and administrative
   expenses                                           36,418         38,570
  Research and development costs                      30,018         30,794
  Amortization of intangible assets                    7,667          8,258
  Interest expense                                     6,456          6,308
  Interest income                                        (68)          (126)
  Other (income) expense, net                           (262)          (494)
                                               -------------  -------------
Total costs and expenses                             369,802        367,720
                                               -------------  -------------
Earnings before income taxes                          38,537         40,176
Income taxes                                          11,169         11,760
                                               -------------  -------------
Net earnings                                   $      27,368  $      28,416
                                               =============  =============

Earnings per share amounts:
Basic earnings per share                       $        0.40  $        0.41
Diluted earnings per share                     $        0.39  $        0.40
                                               =============  =============
Weighted average common shares outstanding:
Basic                                                 68,461         68,919
Diluted                                               69,713         70,393
                                               =============  =============
Cash dividends per share paid to Woodward
 common stockholders                           $        0.08  $        0.07
                                               =============  =============

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
                                                December 31,  September 30,
(Unaudited - in thousands)                          2012           2012
                                               -------------  -------------

Assets
  Current assets:
    Cash and cash equivalents                  $      69,456  $      61,829
    Accounts receivable                              300,062        354,386
    Inventories                                      445,672        398,229
    Income taxes receivable                            5,949          7,485
    Deferred income tax assets                        41,146         40,277
    Other current assets                              35,702         41,271
                                               -------------  -------------
      Total current assets                           897,987        903,477
  Property, plant, and equipment - net               265,497        234,505
  Goodwill                                           544,393        461,374
  Intangible assets - net                            307,143        235,563
  Deferred income tax assets                           8,667          9,129
  Other assets                                        25,130         15,916
                                               -------------  -------------
Total assets                                   $   2,048,817  $   1,859,964
                                               =============  =============

Liabilities and stockholders' equity
  Current liabilities:
    Short-term borrowings                      $           -  $         329
    Current portion of long-term debt                140,000          7,500
    Accounts payable                                 112,183        124,914
    Income taxes payable                              16,863         14,141
    Deferred income tax liabilities                      800            800
    Accrued liabilities                               97,738        132,184
                                               -------------  -------------
      Total current liabilities                      367,584        279,868
  Long-term debt, less current portion               450,000        384,375
  Deferred income tax liabilities                     76,217         78,163
  Other liabilities                                  115,386        109,443
                                               -------------  -------------
  Total liabilities                                1,009,187        851,849
  Stockholders' equity                             1,039,630      1,008,115
                                               -------------  -------------
Total liabilities and stockholders' equity     $   2,048,817  $   1,859,964
                                               =============  =============

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    Three-Months Ended
                                                       December 31,
                                               ----------------------------
(Unaudited - in thousands)                          2012           2011
                                               -------------  -------------
Net cash provided by operating activities      $      39,974  $       2,328
                                               -------------  -------------

Cash flows from investing activities:
Payments for property, plant, and equipment          (29,894)       (17,254)
Business acquisitions, net of cash acquired         (198,860)             -
Proceeds from sale of other assets                        11             60
                                               -------------  -------------
Net cash used in investing activities               (228,743)       (17,194)
                                               -------------  -------------

Cash flows from financing activities:
Cash dividends paid                                   (5,474)        (4,823)
Proceeds from sales of treasury stock                    876          2,211
Payments for repurchases of common stock                   -         (4,663)
Excess tax benefits from stock compensation            2,088          1,691
Proceeds from the issuance of long-term debt         200,000              -
Payments of long-term debt                            (1,875)       (12,589)
Borrowings on revolving lines of credit and
 short-term borrowings                                15,000         74,821
Payments on revolving lines of credit and
 short-term borrowings                               (15,329)       (64,858)
                                               -------------  -------------
Net cash provided by (used in) financing
 activities                                          195,286         (8,210)
                                               -------------  -------------
Effect of exchange rate changes on cash and
 cash equivalents                                      1,110         (1,083)
                                               -------------  -------------
Net change in cash and cash equivalents                7,627        (24,159)
Cash and cash equivalents at beginning of
 period                                               61,829         74,539
                                               -------------  -------------
Cash and cash equivalents at end of period     $      69,456  $      50,380
                                               =============  =============

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                                                    Three-Months Ended
                                                       December 31,
                                               ----------------------------
(Unaudited - in thousands)                          2012           2011
                                               -------------  -------------
Net sales:
Aerospace                                      $     211,389  $     193,226
Energy                                               196,950        214,670
                                               -------------  -------------
Total consolidated net sales                   $     408,339  $     407,896
                                               =============  =============
Segment earnings*:
Aerospace                                      $      31,568  $      27,060
As a percent of segment sales                           14.9%          14.0%
Energy                                                23,908         26,725
As a percent of segment sales                           12.1%          12.4%
                                               -------------  -------------
Total segment earnings                                55,476         53,785
Nonsegment expenses                                  (10,551)        (7,427)
                                               -------------  -------------
EBIT                                                  44,925         46,358
Interest expense, net                                 (6,388)        (6,182)
                                               -------------  -------------
    Consolidated earnings before income taxes  $      38,537  $      40,176
                                               =============  =============

Payments for property, plant and equipment     $      29,894  $      17,254
Depreciation expense                                  10,273         10,169
                                               =============  =============

*This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT AND EBITDA
                                                    Three-Months Ended
                                                       December 31,
                                               ----------------------------
(Unaudited - in thousands)                          2012           2011
                                               -------------  -------------
Net earnings                                   $      27,368  $      28,416
Income taxes                                          11,169         11,760
Interest expense                                       6,456          6,308
Interest income                                          (68)          (126)
                                               -------------  -------------
EBIT                                                  44,925         46,358
Amortization of intangible assets                      7,667          8,258
Depreciation expense                                  10,273         10,169
                                               -------------  -------------
EBITDA                                         $      62,865  $      64,785
                                               =============  =============

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATIONS TO FREE CASH FLOW
                                                     Three-Months Ended
                                                        December 31,
                                               ----------------------------
(Unaudited - in thousands)                          2012           2011
                                               -------------  -------------

Net cash provided by operating activities      $      39,974  $       2,328
Payments for property, plant, and equipment          (29,894)       (17,254)
                                               -------------  -------------
Free cash flow                                 $      10,080  $     (14,926)
                                               =============  =============

CONTACT:
Don Guzzardo
Director, Investor Relations & Treasury
970-498-3580

Woodward, Inc.
1000 East Drake Road
Fort Collins, Colorado 80525, USA
Tel: 970-482-5811
Fax: 970-498-3058